EXHIBIT 19
EXACT SCIENCES CORPORATION
INSIDER TRADING POLICY
Exact Sciences Corporation (“Exact”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with federal securities laws by members of Exact’s Board of Directors, officers, employees, contractors and consultants of Exact and its affiliates, as well as any immediate family members sharing the household of any of the foregoing, and any entities controlled by any of the foregoing persons, including corporations, partnerships or trusts (collectively, “Exact Personnel”). This Policy also is designed to protect an important corporate asset: Exact’s reputation for integrity and ethical conduct. This Policy governs transactions in securities of Exact or any other issuer where conflicts of interest could arise. As a result of applicable securities laws and this Policy, Exact Personnel may, from time to time, have to forego or delay a desired securities transaction, and may suffer economic loss or forego anticipated profit as a result.
POLICY
No Exact Personnel may engage in trading of Exact securities unless certain that he or she does not possess material inside information about Exact. No Exact Personnel may disclose, or “tip,” such information to others who might use it for trading or might pass it along to others who might trade.
Similarly, Exact Personnel may not engage in trading of securities of any other company unless they are certain that they do not possess any material inside information about Exact or that other company which they obtained in the course of their relationship with Exact. See the definitions of “inside”, “material information” and “trading” below for additional details and examples. No Exact Personnel may “tip” such information to others who might use it for trading or might pass it along to others who might trade.
Covered Persons (as defined below) must “pre-clear” all trading in securities of Exact in accordance with the procedures set forth below in the section entitled “Pre-Clearance of Securities Transactions.”
Inside information relating to Exact is the property of Exact, and the unauthorized disclosure of such information is prohibited.
From time to time, Exact may engage in transactions in its own securities. It is Exact’s policy to comply with all applicable securities and state laws when engaging in transactions in Exact securities.
The General Counsel (or his/her designee) shall have the authority to administer and interpret this Policy.
DEFINITIONS
Business day means any day on which the Nasdaq Stock Market is open for trading.
Covered Persons include (1) all members of Exact’s Board of Directors, (2) members of management at the Executive Leadership Team level or above, (3) Exact Personnel in possession of material inside information, (4) any other Exact Personnel as determined from time to time by the General Counsel and (5) any immediate family members sharing the household of any of the foregoing.
Inside means information that has not yet become publicly available. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Release of information to the media does not immediately free Exact Personnel to trade. To be “public” the information must have been disseminated in a manner designed to reach investors generally. Exact Personnel should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, it is usually sufficient to wait at least 24 hours after publication before trading. If you are not sure whether information is considered public, you should either consult with the General Counsel or assume that the information is non-public and treat it as confidential.

Material information is any information that a reasonable investor would consider important in making an investment decision with respect to the securities. Any information that could reasonably be expected to affect the price of the securities is likely to be considered material. Examples of material information include: (1) financial performance, especially sales numbers, quarterly and year-end earnings, significant changes in financial performance or liquidity and expectations for future periods, (2) significant accounting matters, including impairments or changes in asset values, (3) potential mergers and acquisitions or the sale of significant company assets or subsidiaries, (4) new major contracts, customers, or finance sources, or the loss thereof, (5) significant product development information, (6) significant pricing changes, (7) major changes in management, (8) actual or threatened major litigation or regulatory actions or the resolution of such litigation or regulatory actions, (9) the contents of forthcoming publications including healthcare guidelines and recommendations and quality measures, (10) significant changes in corporate objectives, (11) extraordinary items for accounting purposes, (12) important business developments such as discoveries, study results, regulatory rulings or major raw material shortages, and (13) cybersecurity attacks, breaches and similar events. The information may be positive or negative. Material information is not limited to historical facts but may also include projections and forecasts. The public, the media, and the courts may use hindsight in judging what is material. When in doubt about whether particular inside information is material, you should presume it is material.
Securities include common stock and derivative securities such as put and call options and convertible debentures or preferred stock, as well as debt securities such as bonds and notes.
Trading includes, among other things, the purchase and sale of securities. If you wish to make a gift of securities (including to a charity), the gift will be considered “trading” for the purposes of this Policy. For the purposes of this Policy, “trading” does not include ongoing purchases of Exact stock under the Employee Stock Purchase Plan (the “ESPP”) or the Exact 401(k) Plan (the “401(k) Plan”), participation decisions under the ESPP or exercising stock options under any Exact option plans for cash or the delivery of previously owned Exact stock. However, allocation decisions involving Exact securities within the 401(k) Plan (an “Allocation Decision”), the sale of any shares issued on the exercise of Exact stock options (including the sale of shares to pay the exercise price and/or taxes), are, in each case, subject to trading restrictions under this Policy.
ADDITIONAL PROHIBITIONS AND GUIDANCE
Short Sales and Derivatives
Short sales of Exact securities (a sale of securities which are not then owned) by Exact Personnel, including a “sale against the box” (a sale with delayed delivery), are prohibited.
Option Trading
No Exact Personnel may ever engage in transactions in publicly traded options, such as puts, calls and other derivative securities, relating to Exact. This prohibition does not prevent employees from exercising company-issued options, subject to the other restrictions of this Policy.
Hedging
Exact Personnel are also prohibited from engaging in hedging, monetization transactions or similar arrangements involving Exact securities, such as zero-cost collars and forward sale contracts, as they involve the establishment of a short position in Exact securities.
Standing Orders
Standing orders (except standing orders under approved Rule 10b5-1 plans, as discussed below) are discouraged by Exact and should be used only for a brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information.

If a person subject to this Policy determines that they must use a standing order, they must follow the rules listed below:
•No Covered Person may enter any standing order that extends beyond the two-day preclearance period described below in the section entitled “Pre-Clearance of Securities Transactions”
•All standing orders must expire prior to the start of the next scheduled blackout period
•If a person becomes subject to a special or unscheduled blackout, the person must terminate any standing orders as soon as practicable
Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan or, in many instances, if the value of the collateral declines. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material inside information regarding Exact, Exact Personnel are prohibited from holding securities of Exact in a margin account or pledging such securities as collateral for a loan.
BLACKOUT POLICY
As part of this Policy, Exact has adopted a blackout policy that prohibits trading in Exact securities by Exact Personnel beginning at 12:01 am Central Time on the 21st calendar day prior to the close of each fiscal quarter and ending at 8:30 am Central Time on the second business day after earnings for such quarter are publicly released. For example, if Exact publicly announces earnings on Thursday, February 24, then the blackout period shall end at 8:30 am Central Time on Monday, February 28 (assuming that February 25 and 28 are both business days).
Who is covered by this blackout policy?
•All Exact Personnel
What transactions are prohibited during a blackout period?
•Open market trading of Exact securities
•Trading of Exact securities through a broker
•Exercise of stock options (including the cashless exercise of stock options), where all or a portion of the acquired stock is sold
•The sale of shares purchased through the ESPP
•Gifts of Exact securities (including charitable gifts)
•Allocation Decisions involving Exact securities within the 401(k) Plan
•Trading under an “individual account” retirement or pension plan of Exact, during a temporary suspension of trading by Exact or the plan fiduciary
What transactions are allowed during a blackout period?
•Exercise of stock options for cash where no Exact stock is sold in the market to fund the option exercise and/or taxes
•Regular purchases of Exact stock through the ESPP or 401(k) Plan

•Transfers of Exact securities to or from a trust
•Transactions pursuant to Rule 10b5-1 plans approved by the General Counsel in accordance with this Policy and Exact’s Rule 10b5-1 Plan Policy (see below)
•Commencing participation in, ceasing participation in, or changing the terms of participation in the ESPP
In addition to the standard end-of-quarter blackout periods, Exact may, from time to time, impose other blackout periods upon notice to those persons who are affected. The scope of persons affected may be different from Exact Personnel.
As an aid to implementation of this Policy, during blackout periods Exact may utilize available procedures to restrict prohibited actions any equity award administration website made available to employees.
Rule 10b5-1 Plans
Rule 10b5-1 provides a defense from insider trading liability. To be eligible for this defense, Exact Personnel may enter into a “Rule 10b5-1 plan” for trading in Exact securities (a “Rule 10b5-1 plan”). If such plan meets the requirements of Rule 10b5-1, Exact securities may be purchased or sold under the plan without regard to certain insider trading restrictions including blackout and pre-clearance requirements.
To comply with this insider trading policy, a Rule 10b5-1 plan must (1) meet the requirements of Rule 10b5-1 and (2) comply with Exact’s Rule 10b5-1 Plan Policy. Please note that the Rule 10b5-1 Plan Policy requires, among other things, that each Rule 10b5-1 plan as well as any modification or termination thereof, be pre-approved by the General Counsel (or his/her designee).
In general, a Rule 10b5-1 plan must be entered into in good faith at a time when the person entering into the Plan is not aware of material non-public information. Exact Personnel who adopt a plan must not following adoption exercise any influence over the amount of Exact securities to be traded, the price at which they are to be traded or the date of the trade. Instead, the plan must either (1) specify the type of securities, amount, pricing and timing of transactions (or other formula(s) describing such transactions) in advance or (2) delegate discretion on these matters to an independent third party who does not possess any material inside information about Exact.
PRE-CLEARANCE OF SECURITIES TRANSACTIONS
All Covered Persons are obligated to pre-clear transactions in Exact securities because they are likely to obtain material inside information on a regular basis. These transactions include all transactions noted above as being prohibited during a blackout period. Pre-clearance is not required for the trading of Exact securities under an approved Rule 10b5-1 plan (provided that the third party effecting the transactions on behalf of the Covered Person is instructed to send duplicate confirmations of all such transactions to the General Counsel (or his/her designee)).
Who authorizes the clearance?
•General Counsel (or his/her designee)
•the Chief Financial Officer in the event (1) the General Counsel is not available or (2) the General Counsel is seeking pre-clearance
The General Counsel (or his/her designee) shall record the date each request is received and the date and time each request is approved or denied. Pre-clearance advice generally is good for two days, unless you come into contact with material inside information during that time. If the transaction does not occur during such two-day period, pre-clearance of the transaction must be re-requested.

POST-TERMINATION TRANSACTIONS
Applicable securities laws continue to apply to transactions in Exact securities even after service with Exact has ended. Exact Personnel in possession of material non-public information at the time of their termination, may not trade in Exact securities until that information has become public or is no longer material.
SECTION 16 REPORTS
Some officers and all members of Exact’s Board of Directors are obligated to file Section 16 reports when they engage in transactions in Exact securities. Although the General Counsel’s office will assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports.
Who is obligated to file Section 16 reports?
•Members of Exact’s Board of Directors
•Exact officers designated as “executive officers” for SEC reporting purposes by Exact’s Board of Directors
FORM 144 REPORTS
Members of Exact’s Board of Directors and certain Exact officers designated by Exact’s Board of Directors are required to file Form 144 before making an open market sale of Exact securities. Form 144 notifies the SEC of your intent to sell Exact securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports filed on your behalf by the General Counsel’s office.
INDIVIDUAL RESPONSIBILITY
Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material inside information rests with that individual, and any action on the part of Exact, the General Counsel (or his/her designee) or any other Exact employee or service provider pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Trading in Exact’s securities during the trading window should not be considered a “safe harbor,” and all Exact Personnel should use good judgment at all times.
PENALTIES FOR NON-COMPLIANCE
Penalties under the SEC for violations of insider trading laws, which prohibit trading on material inside information, apply to both the individuals involved in such unlawful conduct and their employers and supervisors, include: (1) imprisonment, (2) criminal fines, (3) civil penalties, (4) prejudgment interest and (5) private party damages. In addition, violation of this Policy could result in termination or other disciplinary action. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. If you have questions regarding any of the provisions of this Policy, please contact the General Counsel.
Adopted Effective January 29, 2025

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